UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2016

EPL Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2016, EPL Oil & Gas, Inc., a Delaware corporation (the “Company”), and Energy XXI Gulf Coast, Inc., a Delaware corporation (“Gulf Coast”), which are both indirect wholly-owned subsidiaries of Energy XXI Ltd, received written confirmation from Wells Fargo Bank, N.A., as administrative agent for the lenders (the “Administrative Agent”), under their Second Amended and Restated First Lien Credit Agreement (the “First Lien Credit Agreement”) that they had received signature pages from the required lenders under the First Lien Credit Agreement for the Fourteenth Amendment and Waiver to Second Amended and Restated First Lien Credit Agreement, dated as of March 14, 2016 (the “Waiver”). The Waiver also became effective as of such date based on satisfaction of the conditions to such effectiveness provided in the Waiver. The Waiver extends the term of the waiver (that was provided pursuant to the Thirteenth Amendment and Waiver to Second Amended and Restated First Lien Credit Agreement dated as of February 29, 2016) until April 15, 2016, unless it is terminated at an earlier date due to the Gulf Coast’s or the Company’s failure to comply with the conditions set forth in the Waiver or to the occurrence of an Event of Default (as defined in the First Lien Credit Agreement) other than as a result of the failure of Gulf Coast to pay interest due on its 6.875% notes due 2024 or its 11.000% senior secured notes due 2020 or the failure of the Company to pay interest due on its 8.25% notes due 2018, in each case to the extent such failure to pay such interest does not constitute an event of default as defined in the applicable indentures for such notes.

The Waiver provides that Gulf Coast is not required to deliver a compliance certificate for the fiscal quarter ended December 31, 2015 until the expiration of the Waiver.

The Waiver further provides for the reduction of the borrowing base of the Company and Gulf Coast under the First Lien Credit Agreement. The borrowing base under the First Lien Credit Agreement as of the effectiveness of the Waiver was reduced from $500 million to $377,742,500, with such reduction effectively removing any further borrowing capacity under the First Lien Credit Agreement beyond an aggregate amount equal to the amount of outstanding letters of credit that have been issued thereunder plus the amount of outstanding loans to the Company thereunder. The Company’s borrowing base at the time of such reduction remains at $150 million. However, the Waiver further provides that Gulf Coast will unwind certain hedging transactions and use the proceeds therefrom to repay amounts of outstanding loans to the Company under the First Lien Credit Agreement, and for such repayments to then result in an automatic and permanent reduction in the borrowing base of the Company and Gulf Coast. This further reduction in borrowing base will be for both the overall borrowing base under the First Lien Credit Agreement as well as to the borrowing base specific to the Company, and in each case, the reduction is an amount equal to the full extent of the aggregate amount of repaid principal relating to such unwound hedging transactions.

The Waiver does continue to allow Gulf Coast to get replacement letters of credit under the First Lien Credit Agreement without satisfying credit extension conditions so long as the replacement letter of credit does not have an aggregate face amount in excess of the available amount of the letter of credit being replaced and certain other conditions set forth in the Waiver are met.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Fourteenth Amendment and Waiver to Second Amended and Restated First Lien Credit Agreement, dated as of March 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPL Oil & Gas, Inc.

	By:	/s/ Rick Fox
Rick Fox
March 15, 2016		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Fourteenth Amendment and Waiver to Second Amended and Restated First Lien Credit Agreement, dated as of March 14, 2016.